                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                           (Amendment No._______)(1)



                          ABOVENET COMMUNICATIONS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, par value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    003743101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                    Rule 13d-1(b)
               ---

                    Rule 13d-1(c)
               ---

                X   Rule 13d-1(d)
               ---

--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-------------------                                            -----------------
CUSIP NO. 003743101                  13G                       Page 2 of 6 Pages
-------------------                                            -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Hui-Tzu Hu

-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)  [ ]      (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

-------------------------------------------------------------------------------
                       5      SOLE VOTING POWER
  NUMBER OF                   871,695 shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          6      SHARED VOTING POWER
  OWNED BY                    0 shares
    EACH               --------------------------------------------------------
  REPORTING            7      SOLE DISPOSITIVE POWER
 PERSON WITH                  871,695 shares
                       --------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER
                              0 shares
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          871,695
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.8%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                               Page 3 of 6 Pages


ITEM 1(a).     NAME OF ISSUER:

               AboveNet Communications Inc.


ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               50 W. San Fernando Street, Suite #1010
               San Jose, California 95113

ITEM 2(a).     NAME OF PERSONS FILING:

               Hui-Tzu Hu

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

               c/o D-Link Corporation
               2F No. 233-2 Pro-Chino Road
               Tsin-Tren
               Taipei, Taiwan R.O.C.

ITEM 2(c)      CITIZENSHIP:

               Taiwan

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2(e).     CUSIP NUMBER:

               CUSIP # 003743101

ITEM 3.        Not Applicable


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                                                               Page 4 of 6 Pages


ITEM 4.        OWNERSHIP:

               The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1998:

                (a)     Amount beneficially owned:

                        See Row 9 of cover page for each Reporting Person.

                (b)     Percent of Class:

                        See Row 11 of cover page for each Reporting Person.

                (c)     Number of shares as to which such person has:

                        (i)     Sole power to vote or to direct the vote:

                                See Row 5 of cover page for each Reporting
                                Person.

                        (ii)    Shared power to vote or to direct the vote:

                                See Row 6 of cover page for each Reporting
                                Person.

                        (iii) Sole power to dispose or to direct the disposition of:

                                See Row 7 of cover page for each Reporting
                                Person.

                        (iv) Shared power to dispose or to direct the disposition of:

                                See Row 8 of cover page for each Reporting
                                Person.


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                                                               Page 5 of 6 Pages


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable

ITEM 10.       CERTIFICATION:

               Not applicable


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                                                               Page 6 of 6 Pages


                                   SIGNATURES

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1999



Hui-Tzu Hu                                   /s/ Hui-Tzu Hu
                                             -----------------------------------
                                             Signature